Artesian Resources Corporation Reports Second Quarter and
Year-To-Date 2025 Results

Newark, Delaware, August 4, 2025 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and a number of other related business services, today announced second quarter and year-to-date results for 2025.

Second Quarter Results

Net income for the three months ended June 30, 2025 was $6.3 million, a $1.0 million, or 18.1%, increase compared to net income recorded during the three months ended June 30, 2024.  Diluted net income per share increased 17.3% to $0.61, compared to $0.52 for the same period in 2024.

“Our increased earnings this quarter reflects not only higher water sales but also the continued growth of our wastewater customer base and revenues generated by our Service Line Protection Plan offerings. As the communities we serve grow and infrastructure demands increase, we remain committed to delivering high-quality, reliable water and wastewater service, while ensuring long-term value for our customers and shareholders,” said Nicki Taylor, Chair, President and CEO of Artesian.

Revenues totaled $28.5 million for the three months ended June 30, 2025, $1.1 million, or 4.1%, more than revenues for the three months ended June 30, 2024.

Water sales revenue increased $0.6 million, or 2.6%, primarily the result of an increase in Distribution System Improvement Charges (DSIC) revenue, a temporary rate increase of 1.22% of gross water sales placed into effect on June 3, 2025, as permitted under Delaware law, until permanent rates are determined by the Delaware Public Service Commission (DEPSC) and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.4 million, or 10.7%, due to an increase in wastewater revenue associated with an increase in the number of customers served.

Non-utility operating revenue increased approximately $0.2 million, or 12.3%, due to an increase in Service Line Protection Plan, or SLPP, revenue, resulting from an increase in rates that were placed into effect on December 1, 2024.

Operating expenses, excluding depreciation and income taxes, increased $0.3 million, or 1.8%.  Utility operating expenses increased $0.3 million, or 2.7%, as a result of increases associated with transmission, distribution and collection system, purchased power and administrative costs, partially offset by a decrease in payroll and employee benefit costs.  Effective in May 2025, upon expiration of an existing electric supply contract, our water and wastewater utilities entered into a four-year electric supply contract with Constellation NewEnergy, Inc. at an electric supply rate approximately 25% over the prior rate.  The total estimated annual increase in electric supply expense beginning in May 2025 is approximately $0.5 million.

Non-utility operating expenses decreased $0.1 million, or 11.9%, due to a decrease in administrative, payroll and employee benefit costs.

Federal and state income tax expense increased $0.2 million, or 11.2%, due to higher pre-tax book income, partially offset by higher regulatory deferred income tax amortization in 2025 compared to 2024.

Property and other taxes increased $0.1 million, or 5.2%, due to an increase in New Castle County, Delaware tax rates on utility plant and an increase in utility plant subject to taxation.

Other income increased $0.3 million, due to an increase in allowance for funds used during construction, or AFUDC, as a result of higher long-term construction activity subject to AFUDC.

Year-to-Date Results

Net income for the six months ended June 30, 2025 was $11.7 million, a $2.0 million, or 20.4%, increase compared to net income recorded during the six months ended June 30, 2024.  Diluted net income per share increased 20.0% to $1.14, compared to $0.95 for the same period in 2024.

Revenues totaled $54.4 million for the six months ended June 30, 2025, $2.5 million, or 4.8%, more than revenues for the six months ended June 30, 2024.

Water sales revenue increased $1.4 million, or 3.4%, the result of an increase in overall water consumption, DSIC revenue, number of customers served and a temporary rate increase of 1.22% of gross water sales placed into effect on June 3, 2025, as permitted under Delaware law, until permanent rates are determined by the DEPSC.

Other utility operating revenue increased approximately $0.7 million, or 11.0%, due to an increase in wastewater revenue associated with an increase in the number of customers served.

Non-utility operating revenue increased approximately $0.3 million, or 10.1%, due to an increase in SLPP revenue, resulting from an increase in rates that were placed into effect on December 1, 2024.

Operating expenses, excluding depreciation and income taxes, increased $0.7 million, or 2.4%.  Utility operating expenses increased $0.7 million, or 2.9%, a result of increases in administrative, purchased power and transmission, distribution and collection system costs, partially offset by a decrease in payroll, employee benefit, supply and treatment costs.

Non-utility operating expenses decreased $0.1 million, or 5.7%, due to a decrease in payroll and employee benefit costs.

Depreciation and amortization expense decreased $0.1 million, or 1.7%, due to a decrease in depreciation expense related to an increase in depreciation on utility plant funded by Contributions in Aid of Construction.

Federal and state income tax expense increased $0.4 million, or 10.7%, due to higher pre-tax book income, partially offset by higher regulatory deferred income tax amortization in 2025 compared to 2024.

Property and other taxes increased $0.2 million, or 5.0%, due to an increase in New Castle County, Delaware tax rates on utility plant and an increase in utility plant subject to taxation.

Other income increased $0.5 million, due to an increase in AFUDC, as a result of higher long-term construction activity subject to AFUDC.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $26.3 million was invested in the first six months of 2025 in water and wastewater infrastructure projects.  These investments include renewals associated with the rehabilitation of aging infrastructure, installation of new mains, construction of a new wastewater treatment plant, upgrading elevated storage tanks, upgrading and replacing our meter reading equipment, and upgrading existing pumping stations to better serve our customers.

“We continue to invest in critical infrastructure and treatment of emerging contaminants,” said Nicki Taylor.  “Our proactive work to address PFAS through targeted removal initiatives, alongside our attention to replacement of aging infrastructure, positions us to meet future regulatory standards and maintain the high level of service our customers expect. These investments are not only essential for compliance, but are crucial to ensure the long-term sustainability and resilience of our operations.”

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula.  Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905.  Artesian Water Company supplies 9.4 billion gallons of water per year through 1,491 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the costs related to electric supply increases, our growth strategy, our expectations regarding infrastructure investments, our ability to comply with future regulatory standards, and continued growth in our business and the number of customers served.  These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission.  While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30, 2025	Three months ended June 30, 2024	Six months ended June 30, 2025	Six months ended June 30, 2024
Operating Revenues				
Water sales	$ 23,083	$ 22,501	$ 43,771	$ 42,326
Other utility operating revenue	3,639	3,288	6,997	6,303
Non-utility operating revenue	1,827	1,627	3,667	3,331
	28,549	27,416	54,435	51,960
Operating Expenses				
Utility operating expenses	12,505	12,179	24,830	24,136
Non-utility operating expenses	1,009	1,145	2,131	2,261
Depreciation and amortization	3,414	3,425	6,771	6,889
State and federal income taxes	2,163	1,945	4,015	3,627
Property and other taxes	1,603	1,524	3,288	3,130
	20,694	20,218	41,035	40,043
Operating Income	7,855	7,198	13,400	11,917
Allowance for funds used during construction	619	367	1,186	653
Miscellaneous	(29)	(65)	1,459	1,508
Income Before Interest Charges	8,445	7,500	16,045	14,078
Interest Charges	2,155	2,175	4,320	4,342
Net Income	$ 6,290	$ 5,325	$ 11,725	$ 9,736
Weighted Average Common Shares Outstanding - Basic	10,308	10,293	10,305	10,290
Net Income per Common Share - Basic	$ 0.61	$ 0.52	$ 1.14	$ 0.95
Weighted Average Common Shares Outstanding - Diluted	10,310	10,295	10,308	10,293
Net Income per Common Share - Diluted	$ 0.61	$ 0.52	$ 1.14	$ 0.95

Artesian Resources Corporation
Condensed Consolidated Balance Sheet
(In thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 770,488	$ 747,186
Current Assets	22,299	24,528
Regulatory and Other Assets	26,509	26,909
	$ 819,296	$ 798,623
Capitalization and Liabilities		
Stockholders' Equity	$ 244,905	$ 239,189
Long Term Debt, Net of Current Portion	175,138	176,509
Current Liabilities	25,569	25,593
Advances for Construction	1,453	1,582
Contributions in Aid of Construction	289,034	272,405
Other Liabilities	83,197	83,345
	$ 819,296	$ 798,623